UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 9, 2011

VAUGHAN FOODS, INC.

(Exact name of Registrant as specified in its charter)

Oklahoma	001-33446	73-1342046

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

216 N.E. 12th Street, Moore, OK 73160
(Address Of Principal Executive Office) (Zip Code)

(405) 794-2530
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

          As previously disclosed, Vaughan Foods, Inc. entered into an Agreement and Plan of Merger, dated as of July 6, 2011, with Reser’s Fine Foods, Inc. and Reser’s Acquisition, Inc., a wholly owned subsidiary of Reser’s (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Reser’s Acquisition will merge with and into Vaughan and all of the outstanding shares of Vaughan’s common stock, other than shares held in treasury and shares held by Reser’s or any of its affiliates, and outstanding options and warrants to purchase shares of Vaughan common stock, other than those whose exercise price exceeds approximately $1.58 per share, will be exchanged for an aggregate of $18.25 million (the “Merger”). In conjunction with the Merger, Vaughan filed a Proxy Statement, dated August 10, 2011 (the “Proxy Statement”), concerning a special meeting of the Vaughan stockholders to be held on September 15, 2011 at 10:00 a.m. Central Time at Vaughan’s corporate offices located at 216 NE 12th Street, Moore, Oklahoma 73160, at which the Vaughan stockholders will be asked to consider and vote on a proposal to approve, adopt and ratify the Merger Agreement (the “Special Meeting”). In connection therewith, Vaughan is making the following disclosures:

Fairness Opinion

          Prior to executing and delivering the Merger Agreement, Vaughan obtained an opinion from Burrill LLC (“Burrill”), an investment banking firm that focuses on small-cap and mid-cap companies, that the Merger is fair, from a financial point of view, to the Vaughan stockholders (the “Fairness Opinion”). Burrill’s opinion that the Merger is fair, from a financial point of view, to the Vaughan stockholders has not changed.

          In connection with rendering the Fairness Opinion, Burrill performed the following analyses, among others, as described in Burrill’s original Fairness Opinion annexed to the Proxy Statement:

•

reviewed certain internal financial analyses, historical financials, financial forecasts, reports, operating performance and other information we deemed relevant, all of which was provided by, or on behalf of, the management of Vaughan;

•

held discussions with certain members of Vaughan’s management concerning the historical and current business operations, financial condition and prospects of Vaughan, and such other matters Burrill deemed relevant; and

•

analyzed certain financial and industry data, stock market and other publicly available information relating to the businesses of other companies whose operations were considered relevant in evaluating those of Vaughan and considering, to the extent publicly available, the financial terms of certain other transactions which Burrill deemed relevant in evaluating the Merger.

          As set forth in more detail below and based upon discussions with Vaughan and the Board, Burrill has updated the assumptions used in the calculation of Cost of Equity and Weighted Average Cost of Capital to reflect the SBBI Valuation Update provided by Morningstar/Ibbotson as of June 30, 2011.

          Burrill reviewed, among other things, the estimated cash flow of Vaughan for the purposes of a discounted cash flow analysis. Using the Perpetuity Growth Model and a discount rate of 9.9% to 11.9%, derived from the selected comparable companies, this analysis indicated an implied value reference range for Vaughan of approximately $9.3 million to $19.9 million, as compared with the $18.25 million aggregate Merger Consideration.

          The free cash flow forecasts, and net present values of those free cash flows by year, were as follows (dollars in millions):

	Free Cash Flow

	Nominal	Net Present Value

2011	($0.13)	($0.13)
2012	$1.91	$1.72
2013	$1.91	$1.55
2014	$1.97	$1.45
2015	$2.05	$1.36
2016	$1.99	$1.19

          The net present values were calculated using a discount rate of 10.9%.

          Burrill reviewed, among other things, the estimated cash flow of Vaughan for the purposes of a discounted cash flow analysis. Using the Perpetuity Growth Model and a discount rate of 9.9% to 11.9%, derived from the selected comparable companies, this analysis indicated an implied value reference range for Vaughan of approximately $9.3 million to $19.9 million, as compared with the $18.25 million aggregate Merger Consideration. The assumptions used to calculate the weighted average cost of capital (“WACC”), included the following:

Weighted Average Cost of Capital (WACC)

	Debt / Equity	Unlevered Beta (ßu)	Relevered Beta (ßr)	Cost of Equity (Re)	Cost of Equity (Re) including Size Premium	After-tax Cost of Debt (Rd)*(1-T)	WACC

Vaughan estimated WACC	100.0%	0.75	1.22	11.2%	17.5%	4.3%	10.9%

Assumptions

Cost of Debt (Rd)	7.0%
Tax Rate (T)	38.0%
Risk Free Rate of Return (Rf) (1)	2.99%
Risk Premium (Rm - Rf) (2)	6.72%
Size Premium (3)	6.36%

(1)	Based upon rate of return on U.S. 10-Year Treasury Bill as of June 21, 2011
(2)	Source: SBBI Valuation Update (June 2011)
(3)	Based on the 10th Decile Size Premium - Market Capitalization below $236MM in SBBI Valuation Update (June 2011)

          The table included in the original presentation to the Vaughan Board implied that the small cap premium was added to the total WACC, rather than the cost of equity. For clarity purposes this table has been revised as shown above.

          Based on the updated premium data from Morningstar/Ibbotson, Burrill arrived at a revised WACC of 10.9% as compared with the original estimate of 11.8%

          The small cap premium was selected based on the 10th decile portfolio of all NYSE/AMEX/NASDAQ, which as of June 30, 2011 ranged between $1.2 million and $235.6 million of market capitalization. Vaughan’s market capitalization was $3.5 million at June 21, 2011.

          In performing its analyses for the purpose of rendering a Fairness Opinion, Burrill considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Burrill’s analyses for comparative purposes is identical to Vaughan or the Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Burrill did not make separate or quantifiable judgments regarding individual analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Vaughan’s control and the control of Burrill. Much of the information used in, and accordingly the results of, Burrill’s analyses are inherently subject to substantial uncertainty.

          Burrill also used various multiples of revenue, EBITDA, EBIT and gross profit for comparable companies.

          Revenue multiples were given only limited weight as a basis for determining share valuation in both Comparable Companies and Precedent Transaction Analyses. The revenue multiple was not used as a key metric since the range of values (0.4x to 1.1x as of June 21, 2011) was too broad to be meaningful.

          The range of multiples which were applied to Vaughan’s financial data in order to calculate an equity value reference range for Vaughan were based on the range of highest values and lowest values in each range.

          As noted above, the Long-Horizon Equity Risk Premium has been updated to 6.72% based on the SBBI Valuation Update as of June 2011.

          The terminal value was calculated using the Perpetuity Growth Model. The terminal value FCF was calculated by projecting the FCF in the first year beyond the projection horizon (N+1), where N equaled 2016. Using an assumed 3% perpetuity growth rate, the resulting terminal year FCF value was $2.1 million. This value was then divided by the discount rate minus the assumed perpetuity growth rate to arrive at the implied terminal value of $26.0 million. To determine the present value of the terminal value, the terminal value was then discounted by a factor equal to the number of years included in the initial projection period (where N = 5).

Assumptions

Cost of capital	10.9%
Perpetuity growth rate	3.0%
Terminal year FCF	2.1
Implied terminal value	26.0
PV of terminal value	15.5
PV of FCF	7.1

Implied Enterprise Value	$22.6

Plus: cash (as of 03/31/11)	2.4
Less: debt (as of 03/31/11)	11.8

Implied Equity Value	$13.3

          In connection with its Fairness Opinion, Burrill selected comparable companies; however, in Burrill’s opinion, as represented to management, none of those companies is directly comparable to Vaughan. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Vaughan.

          The companies selected as comparables were those in the public domain that most closely resembled the characteristics of Vaughan.

          The various multiples of revenue, EBITDA, EBIT and gross profit for the comparable companies are as follows:

					Enterprise Value

	Price 06/21/11	% of 52 Wk High	Equity Value	Enterprise Value	Revenue		EBITDA		EBIT	Gross Profit	Price

Company					LTM	2011E	LTM	2011E	LTM	LTM	Book Val.

J & J Snack Foods Corp.	$49.14	92.0%	$913.2	$808.7	1.1x	1.1x	7.5x	7.4x	10.4x	3.6x	2.2x
Cal-Maine Foods, Inc.	$29.96	86.5%	$715.0	$626.7	0.7x	0.6x	5.4x	5.6x	7.4x	3.4x	1.7x
Seneca Foods Corp.	$24.37	73.9%	$286.0	$487.8	0.4x	0.4x	13.8x	14.3x	N.M.	5.2x	0.8x
Omega Protein Corp.	$13.47	90.1%	$260.7	$246.6	1.2x	1.1x	4.0x	4.3x	5.4x	4.2x	1.3x
John B Sanfilippo & Son Inc.	$8.63	53.3%	$92.0	$193.6	0.3x	N.A.	5.5x	N.A.	10.6x	2.3x	0.5x
Overhill Farms Inc.	$5.53	82.9%	$87.5	$91.6	0.5x	N.A.	8.2x	N.A.	12.5x	5.0x	2.1x
Inventure Foods, Inc.	$4.00	88.5%	$72.2	$97.1	0.7x	0.6x	8.4x	8.8x	13.4x	3.2x	1.8x

Indicated Range - High(1)		—			1.1x	1.1x	8.4x	8.8x	12.5x	5.0x	2.1x

Mean		81.0%			0.7x	0.8x	7.6x	8.1x	9.9x	3.8x	1.5x
Median		86.5%			0.7x	0.6x	7.5x	7.4x	10.5x	3.6x	1.7x

Indicated Range - Low(1)		—			0.4x	0.6x	5.4x	5.6x	7.4x	3.2x	0.8x

(1) Excludes highest and lowest value.
Source: Company filings, Capital IQ.

          The range of multiples which were applied to Vaughan’s financial data in order to calculate an equity value reference range for Vaughan were based on the range of multiples of the comparable companies, excluding the highest and lowest value in each range.

          In connection with its Fairness Opinion, Burrill selected comparable transactions; however, in Burrill’s opinion, as represented to management, none of those transactions is directly comparable to Vaughan. The range of multiples which were applied to Vaughan’s financial data in order to calculate an equity value reference range for Vaughan were based on the high and low ranges indicated by the 75% quartile and the 25% quartile, respectively.

($ in millions)

													Premium
					LTM Multiples
Annc. Date			Equity Value	Enterprise Value									1-day Prior	1-week Prior	1-month Prior
	Acquiror	Target			Revenue		EBITDA		EBIT		Gross Profit

04/11/11	Flowers Bakeries, LLC	Tasty Baking Co.	$34.5	$149.6	0.9	x	N.M.		N.M.		3.0	x	148.4%	104.1%	86.9%
11/24/10	Danone	YoCream International, Inc.	$103.9	$103.0	1.9	x	9.5	x	10.6	x	4.2	x	38.5%	41.0%	37.3%
11/08/10	SunOpta Inc.	Dahlgren & Company, Inc.	$43.7	$40.2	0.5	x	3.4	x	3.8	x	2.4	x	—	—	—
10/18/10	Premium Brands Holdings Corporation	SK Food Group, Inc.	$42.0	$42.0	0.5	x	5.4	x	0.5	x	0.5	x	—	—	—
09/23/10	Compañía de Galletas Noel S.A.	Fehr Foods, Inc.	$84.0	$84.0	1.3	x	—		—		—		—	—	—
05/05/10	John B Sanfilippo & Son Inc.	Orchard Valley Harvest, Inc.	$42.8	$51.1	0.9	x	5.2	x	5.5	x	3.9	x	—	—	—
03/10/10	Agricore United	Dakota Growers Pasta Company, Inc.	$196.8	$217.0	0.8	x	4.6	x	5.3	x	3.7	x	—	—	—
10/08/09	Pulmuone Wildwood, Inc.	Monterey Gourmet Foods, Inc.	$45.3	$41.5	0.5	x	12.7	x	N.M.		1.8	x	25.0%	35.0%	86.2%
03/20/09	Flavor House Products, Inc.	Harvest Manor Farms, LLC	$59.2	$59.2	0.3	x	—		—		—		—	—	—
02/06/09	Lifeway Foods Inc.	Fresh Made, Inc.	$11.8	$11.5	1.1	x	16.1	x	21.6	x	2.9	x	—	—	—
11/16/08	Nestlé S.A.	FoodTech International, Inc.	$20.0	$20.0	1.4	x	—		—		—		—	—	—
06/29/08	Dongwon Enterprise Co., Ltd.	Star-Kist Foods, Inc.	$359.0	$359.0	0.6	x	—		—		—		—	—	—
06/26/08	Flowers Bakeries, LLC	Southern Bakeries, Inc.	$90.0	$90.0	1.3	x	—		—		—		—	—	—
06/23/08	Flowers Bakeries, LLC	Holsum Bakery, Inc.	$135.0	$135.0	0.9	x	—		—		—		—	—	—
05/24/07	ABARTA, Inc.	Kahiki Foods, Inc.	$8.7	$21.6	0.9	x	19.2	x	N.M.		4.8	x	23.4%	20.0%	24.9%

	Indicated Range - High(1)		$38.2	$40.9	0.6	x	5.1	x	4.2	x	2.4	x	24.6%	31.3%	34.2%

	Mean		$85.1	$95.0	0.9	x	9.5	x	7.9	x	3.0	x	58.8%	50.0%	58.8%
	Median		$45.3	$59.2	0.9	x	7.5	x	5.4	x	3.0	x	31.8%	38.0%	61.8%

	Indicated Range - Low(1)		$96.9	$119.0	1.2	x	13.6	x	9.3	x	3.9	x	66.0%	56.7%	86.4%

(1) High range indicated by 75% quartile and low range indicated by 25% quartile
Source: Company filings, Capital IQ.

Background to the Merger

          On April 6, 2011, Reser’s presented a written offer to Vaughan to purchase 100 percent of the equity of Vaughan for $0.80 per share, plus nominal per share amounts for certain warrants, which would have resulted in a total purchase price of $8.1 million. However, certain equity components, specifically non-publicly traded warrants issued to a lender and stock options issued primarily to employees, were ostensibly excluded from the written offer letter.

          On April 8, 2011, Vaughan responded by acknowledging receipt of the written offer and, citing certain of Vaughan’s financial metrics and certain valuation multiples in recent industry transactions, requested Reser’s to reevaluate their offer to determine whether it could increase the purchase price. The response was prepared by Vaughan’s Chairman and Chief Executive Officer, its Chief Financial Officer, and its President and Chief Operating Officer, and was signed by the Chairman and sent to Reser’s by the Chief Financial Officer. Metrics and valuation multiples cited in the communication were those derived by the Chief Financial Officer from various public filings.

          On April 20, 2011, at the request of Reser’s, Vaughan provided Reser’s with additional information regarding its outstanding securities. The additional information included the equity components of Vaughan’s capital structure – primarily the details of employee stock options and non-publicly traded warrants. The information was provided by Vaughan’s Chief Financial Officer and authorization for providing this information was given by Vaughan’s Chairman and Chief Executive Officer.

          On April 22, 2011, Reser’s presented a revised written offer increasing the proposed purchase price to $15.0 million, which would have resulted in per share Merger Consideration of approximately $1.31.

          On April 28, 2011, the Board met telephonically to discuss Reser’s April 22, 2011 offer. Prior to this time, there was no reason to involve the Board, since management believed – and the Board subsequently confirmed – that the prior offer was inadequate. Thus, this was the first disclosure to the Vaughan Board regarding the Reser’s proposal.

          Management made a presentation to the Board at this telephonic meeting on April 28, 2011, advising the Board of the various steps and milestones in the negotiation process and of the progress of the negotiations with Reser’s. The Board agreed with management’s position that the offer from Reser’s was inadequate and instructed management to inform Reser’s of the Board’s determination and to continue negotiations with Reser’s to increase the purchase price.

          On May 7, 2011, Vaughan sent a letter to Reser’s that contained non-public information requested by Reser’s on May 5, 2011, and additional non-public information, including the following:

•	information regarding Vaughan’s net operating loss carryforwards for federal income tax purposes;
•	information regarding intangible assets, and
•	potential new business, without naming specific potential customers.

          The information regarding net operating loss carryforwards disclosed that: (a) Vaughan Foods, Inc. has a net operating loss carryforward for Federal income tax purposes of $8.2 million that can be used by the acquiring subsidiary – although with certain limitations – over a period of at least the next 12 years; and (b) Vaughan has $1.0 million in Oklahoma job and investment credit carryforwards. The letter urged Reser’s to make a careful analysis of the net operating loss carryforwards, since Vaughan’s management believes they could have considerable value, despite the limitations.

          In addition, Vaughan pointed out that the intangible assets acquired in the merger, primarily customer relationships, intellectual property and (possibly) goodwill, may be amortized under for tax purposes and used to offset other taxable income over a period of 15 years.

Engagement of Burrill

          On June 16, 2011, the Board engaged Burrill to provide a written opinion to the Board as to the fairness of the proposed transaction to the Vaughan stockholders from a financial point of view. Prior to that date, management did not believe there would be any benefit for the stockholders to incur the expense of engaging financial advisors until such time as management believed it had an agreement in principle that it believed reflected the true value of Vaughan and that would be acceptable to the Board. At this time, no binding agreement had been entered, and management believed that a fairness opinion was necessary in order to provide assurance to the stockholders that the proposed transaction was fair from a financial point of view. Burrill is an investment banking firm based in San Francisco, California, that has substantial experience in the mid- and small-cap markets. As part of its investment banking activities, it is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes and other purposes. The Board considered several investment banking firms, but selected Burrill based on its qualifications, reputation and experience in rendering fairness opinions in connection with merger and acquisition transactions generally, as well as substantial experience in transactions similar to the Merger. Burrill has not previously provided any services for Vaughan, Reser’s or Merger Sub.

Issuance of Director Options

          On June 22, 2011, options to purchase common stock were awarded to the independent directors of Vaughan. Since its initial public offering in June, 2007, each independent director of Vaughan has received an annual grant of options to purchase 5,000 shares of Vaughan common stock in connection with his or her service on the Board. The options have an exercise price equal to the market price of a share of Vaughan common stock on the date of grant. The stock options awarded on June 22, 2011, constituted the stock option awards that each independent director was entitled to for 2011 in accordance with Vaughan’s independent director equity compensation policy and were similar to the options issued to each director in prior years.

Board’s Evaluation of the Adequacy of the Offer

          The Board’s view is that Vaughan, prior to Reser’s offer, had communicated with a sufficient number of parties, including brokers and potential acquirers (both strategic and financial), to obtain the best value reasonably available to stockholders.

          Specifically, Vaughan received an informal, non-written overture from a potential strategic party in 2009 for an amount that was less than one-half of the Merger Consideration and was unable to obtain a better value at that time. In the first quarter of 2010, Vaughan completed an equity offering of securities that, based on the amount raised and the number of shares gave the Company a market cap of approximately $3.8 million.

          From January 1, 2009 through July 6, 2011, Vaughan’s management believes that it received between five and ten unsolicited informal inquiries by parties each interested in acquiring a controlling interest in Vaughan – either, in some cases, to take out all shares or, in other cases, to make a supplemental investment in the equity of Vaughan. In Management’s judgment, based on the ranges of values informally discussed (when they were discussed at all), each of those unsolicited verbal inquiries would have resulted in transaction values that that would have been materially lower than the Merger Consideration and were otherwise unacceptable because they would have resulted in significant dilution of the existing stockholders and, accordingly, were not pursued further.

Vaughan’s Senior Officers

          The Merger Agreement provides that, at the closing of the Merger, Vaughan is required to deliver to Reser’s the resignation of each of its officers and directors as well as those of its subsidiaries prior to the Effective Time. After the execution and delivery of the Merger Agreement, July 6, 2011, and before Vaughan filed preliminary proxy materials with the SEC, July 21, 2011, Reser’s agreed to waive that closing condition with respect to Vaughan’s senior executive officers – Messrs. Grimes, Vaughan and Jones. As a result, Vaughan’s senior executive officers will continue to be employed by Vaughan after the Merger in the same capacity as before the Merger. However, Reser’s has no formal or implied obligation to employ Vaughan’s senior executive officers for any specific length of time following the Effective Time. The Management Agreements that are in effect as of the Effective Time and that have been in effect since 2009, will continue in full force and effect following the Effective Time.

Repayment of Certain Indebtedness

          Within 30 days after the closing of the Merger, the surviving corporation in the Merger i.e., Vaughan, will pay Herbert B. Grimes, approximately $810,000 plus accrued interest, in full satisfaction of a note he holds (“Grimes Note”). The Grimes Note was provided as partial consideration for the sale of Mr. Grimes’ interest in Allison’s Gourmet Kitchens, LLP, in 2007. The original note was due and payable on June 30, 2008; however, due to Vaughan’s inability to satisfy this note when due, Mr. Grimes has renewed and extended the Grimes Note on several occasions. The Grimes Note is due on July 5, 2013, with interest accruing at the rate of 10 percent per annum. Vaughan has been making weekly payments to Mr. Grimes in the amount of $1,500 and has scheduled certain one-time payments. Mr. Grimes previously agreed that repayment of the note was subject to Vaughan’s ability to pay.

          This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaughan Foods, Inc.

Dated: September 9, 2011	By:	/s/ Gene P. Jones

Name: Gene P. Jones
Title: Secretary, Treasurer and Chief Financial Officer